Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-188654 and 333-188653 on Forms S-3 and S-3ASR, respectively, of Calumet Specialty Products Partners, L.P. and Calumet Finance Corp. and in Registration Statement No. 333-186961 on Form S-8 of Calumet Specialty Products Partners, L.P., of our reports dated April 30, 2014, relating to the financial statements of Anchor Drilling Fluids USA, Inc. as of and for the years ended December 31, 2013 and 2012, appearing in this Current Report on Form 8-K/A of Calumet Specialty Products Partners, L.P. dated June 13, 2014.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma
June 13, 2014